Exhibit 99.1

LP Announces Expiration of Tender Offer for 10.875% Notes Due 2008 and Related Consent Solicitation

Portland, Ore. (Dec. 16, 2003) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) announced today that its tender offer (the “Offer”) to purchase any and all of its 10.875% Senior Subordinated Notes due 2008 (“Notes”) and the related consent solicitation (the “Solicitation”) expired today at 9:00 a.m. EST without receiving the requisite number of Notes tendered.  As a result, LP will not purchase any Notes previously tendered pursuant to the Offer, and the proposed amendments to the indenture governing the Notes will not be effected pursuant to the Solicitation.  LP has instructed the depositary to promptly return all Notes previously tendered to the tendering holders.

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers.  Visit LP’s web site at www.lpcorp.com for additional information on the company.